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Exhibit 99.1

[Smurfit-Stone Letterhead]

SMURFIT-STONE'S SECOND QUARTER RESULTS
TO EXCEED EXPECTATIONS

        CHICAGO, July 14, 2004—Smurfit-Stone Container Corporation (Nasdaq: SSCC) today announced that it expects to report results for the second quarter of 2004 that will be slightly better than the average earnings estimate published by Thomson Financial/First Call. Currently, the average of 15 analyst estimates included in First Call is a loss of $.08 per share.

        Smurfit-Stone will announce its full second quarter results with a news release and conference call on July 23, 2004.

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        Smurfit-Stone Container Corporation (Nasdaq: SSCC) is the industry's leading manufacturer of paperboard and paper-based packaging. Smurfit-Stone is a leading producer of containerboard, including white top linerboard and recycled medium; corrugated containers; point-of-purchase displays; multiwall and specialty bags; clay-coated recycled boxboard; and is the world's largest collector and marketer of recovered fiber. In addition, Smurfit-Stone is a leading producer of solid bleached sulfate, folding cartons, flexible packaging, and labels. The company operates approximately 250 facilities, located primarily in the U.S., Canada and Mexico, and employs approximately 35,000 people.

        This press release contains statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to changes in general economic conditions, continued pricing pressures in key product lines, seasonality and higher recycled fiber and energy costs, as well as other risks and uncertainties detailed from time to time in the Company's Securities and Exchange Commission filings.

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  Exhibit 99.1